Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Kenexa Corporation

Wayne, Pennsylvania

We hereby consent to the incorporation by reference in the Registration Statements (Nos. 333-136486, 333-129475) on Form S-8 and 333-137662 on Form S-3 of Kenexa Corporation and subsidiaries, our reports dated March 16, 2007, relating to the consolidated financial statements of Kenexa Corporation and subsidiaries and effectiveness of Kenexa Corporation’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

BDO Seidman, LLP

Philadelphia, PA

March 16, 2007